Short-Term Bond Fund of America
333 South Hope Street
Los Angeles, CA 90071

Telephone (213) 486-9200
Fax (213) 486-9455

February 28, 2013

Because the electronic format for filing Form N-SAR does not provide adequate space for responding to Items 72DD1 and 72DD2, 73A1 and 73A2, 74U1 and74U2, and 74V1 and 74V2, complete answers are as follows:

Item 72DD1 and 72DD2
Total income dividends for which record date passed during the period

Share Class	Total Income Dividends (000’s omitted)
Class A	$11,313
Class B	$11
Class C	$11
Class F1	$396
Class F2	$1,152
Total	$12,883
Class 529-A	$902
Class 529-B*	$0
Class 529-C	$6
Class 529-E	$26
Class 529-F1	$145
Class R-1*	$0
Class R-2	$4
Class R-3	$68
Class R-4	$67
Class R-5	$64
Class R-6	$623
Total	$1,905

Item 73 A1 and 73A2
Distributions per share for which record date passed during the period

Share Class	Dividends from Net Investment Income
Class A	$0.0365
Class B	$0.0033
Class C	$0.0007
Class F1	$0.0288
Class F2	$0.0426
Class 529-A	$0.0330
Class 529-B	$0.0008
Class 529-C	$0.0008
Class 529-E	$0.0148
Class 529-F1	$0.0396
Class R-1	$0.0007
Class R-2	$0.0010
Class R-3	$0.0139
Class R-4	$0.0299
Class R-5	$0.0455
Class R-6	$0.0481

Item 74U1 and 74U2
Number of shares outstanding

Share Class	Shares Outstanding (000’s omitted)
Class A	306,727
Class B	3,103
Class C	14,755
Class F1	13,034
Class F2	26,053
Total	363,672
Class 529-A	27,848
Class 529-B	464
Class 529-C	7,052
Class 529-E	1,804
Class 529-F1	3,711
Class R-1	536
Class R-2	4,182
Class R-3	5,026
Class R-4	2,278
Class R-5	1,415
Class R-6	18,554
Total	72,870

Item 74V1 and 74V2
Net asset value per share (to nearest cent)

Share Class	Net Asset Value Per Share
Class A	$10.07
Class B	$10.06
Class C	$10.06
Class F1	$10.07
Class F2	$10.07
Class 529-A	$10.07
Class 529-B	$10.06
Class 529-C	$10.06
Class 529-E	$10.07
Class 529-F1	$10.07
Class R-1	$10.06
Class R-2	$10.06
Class R-3	$10.07
Class R-4	$10.07
Class R-5	$10.07
Class R-6	$10.06

* Amount less than one thousand.